Exhibit 16.1

July 8, 2016

U. S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 (a) of Form 8-K of Differential Brands Group Inc. filed with the SEC on July 8, 2016 and are in agreement with the statements contained in the second and third paragraphs under such section.

We have no basis to agree or disagree with other statements of the registrant contained in the disclosure under “Change in Registrant’s Certifying Accountant.”

Sincerely,

/s/ Moss Adams LLP